Filed Pursuant to Rule 433
Registration Statement No. 333-227001

RBC Global Tactical Equity Total Return Index Performance Factsheet Index Objectives: The RBC Global Tactical Equity Total Return Index is designed to meet or exceed risk-adjusted returns relative to the benchmark by optimizing asset allocation (equities versus cash) and geographic exposure. This dynamic asset allocation is implemented by observing bullish or bearish trends in each of four broad-based equity indices, on a monthly basis, to determine the exposure to each of these markets versus cash. Index Ticker Symbols: Bloomberg: RBCEGTUT Index Thomson Reuters: .RBCEGTUT Index Launch Date: February 18, 2019 Index Base Date: December 19, 2007 Asset Class: Equity Fixed Income (Cash) Target Allocations: Large Cap US (50%) International Developed (25%) Emerging Market (15%) Small Cap US (10%) Rebalanced annually Last Rebalancing Date: Benchmark: MSCI ACWI Net Total Return USD Index Bloomberg: M1WD Index Thomson Reuters: .MIWD00000NUS Liquidity: The Index tracks equity futures and cash. Each tracked futures contract averages significantly in excess of $1bn in daily trading volume. Availability: Investors cannot invest directly in the Index. The Index can be used as an underlying for various investment vehicles to provide exposure to investors. Index Description The Index is comprised of four Sub-Indices, each of which provides exposure to a different equity market, weighted as follows: 50% Large-Cap U.S. stocks, 10% Small-Cap U.S. stocks, 25% International Developed Market stocks, and 15% Emerging Market stocks. In order to obtain exposure to these markets, the Index is allocated on a fixed-weight basis, rebalancing once a year, to the four Sub-Indices. Each Sub-Index obtains exposure to one of the relevant markets by tracking the performance of the relevant futures contract. On the specified monthly determination date, the allocation of each Sub-index is determined based on the observation of a pre-defined Tactical Trigger: the relevant daily moving average (DMA). If a specific ETF that tracks the relevant market (indicated on page 3) is at or above its relevant DMA (a bullish trend), the Sub-Index will allocate to equity via the relevant futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant DMA (a bearish trend). Performance1, 2 – Total Return (USD) 60 100 140 180 220 Dec 07 Apr 09 Aug 10 Nov 11 Mar 13 Jul 14 Nov 15 Feb 17 Jun 18 Oct 19 Return (%) 2 Return p.a. (%) YoY Return (%) Index (USD) 1M 3M YTD 1Y 3Y 5Y Base ’14 ’15 ’16 ’17 ’18 Index (I) 2.5 -1.0 2.9 3.3 10.6 7.1 7.7 1.1 -1.2 8.5 22.5 3.9 Benchmark (B) 2.7 2.4 19.4 12.6 11.3 7.1 4.8 4.2 -2.4 7.9 24.0 -9.4 Variation (I) - (B) -0.3 -3.4 -16.5 -9.3 -0.7 0.0 2.9 -3.1 1.1 0.6 -1.4 13.3 Volatility p.a. (%) 3 Sharpe Ratio4 12 Month Return Worst Drawdown Beta Index (USD) 1Y 5Y Base 1Y 5Y Base Best Worst (%) DUW5 1Y 5Y Index (I) 9.8 9.6 11.1 0.14 0.67 0.68 43.2 -11.5 -15.2 24 0.54 0.62 Benchmark (B) 11.9 11.3 16.8 1.03 0.61 0.33 77.9 -51.0 -56.2 62 1.00 1.00 Variation (I) - (B) -2.1 -1.7 -5.7 -0.89 0.07 0.35 -34.7 39.5 41.0 -38 - - 1 Daily data from December 19, 2007 to October 31, 2019. Index re-based to 100 on December 19, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document 2 Source: Solactive AG, Bloomberg, RBC Capital Markets 3 Based on daily returns, annualized with a 252-day factor 4 Based on the average of daily excess returns against Fed Funds, annualized with a 252-day factor 5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline

RBC Capital Markets
October 31, 2019

Allocation History[1] (over last 12 months)

Allocation Date	Large Cap US	International Developed	Emerging Market	Small Cap US	Cash	Benchmark Performance *
October 16, 2019	50%	25%	15%	0%	10%	TBD**
September 18, 2019	50%	25%	15%	10%	0%	0.0%
August 14, 2019	50%	0%	0%	0%	50%	5.7%
July 17, 2019	50%	25%	15%	10%	0%	-5.4%
June 19, 2019	50%	0%	0%	0%	50%	1.8%
May 15, 2019	50%	25%	0%	10%	15%	2.7%
April 17, 2019	50%	25%	15%	10%	0%	-2.7%
March 13, 2019	50%	25%	15%	10%	0%	3.5%
February 13, 2019	0%	0%	15%	10%	75%	2.2%
January 16, 2019	0%	0%	0%	0%	100%	4.3%
December 19, 2018	0%	0%	0%	0%	100%	4.1%
November 14, 2018	0%	0%	0%	0%	100%	-5.3%

[1] Determination Date was two business days prior to Allocation Date. Target Allocations shown; Current allocations may vary
* Benchmark performance between current and next Allocation Date; ** To be determined on the next Allocation Date (November 13, 2019)

Current Allocation (as of October 31, 2019)


Emerging Market
13.3%
International
Developed
24.3%
Large Cap US
53.2%
Small Cap US
9.2%
Equity Exposure
Fed Funds Exposure

Characteristics Snapshot

As of Last Determination Date (October 14, 2019)

Sub-Index (Indicator)	Closing Level	Tactical Trigger
Large Cap US (SPY)	295.95	3.8% ABOVE 200 DMA
Int'l Developed (EFA)	65.28	1.2% ABOVE 100 DMA
Emerging Market (EEM)	41.55	0.6% ABOVE 100 DMA
Small Cap US (IWM)	149.67	1.4% BELOW 100 DMA

As of Month End (October 31, 2019)

Sub-Index (Indicator)	Closing Level	Distance from DMA
Large Cap US (SPY)	303.33	5.2%
Int'l Developed (EFA)	67.42	4.0%
Emerging Market (EEM)	42.58	2.6%
Small Cap US (IWM)	155.45	1.9%

Date	Last	Next
Determination	October 14, 2019	November 11, 2019
Allocation	October 16, 2019	November 13, 2019
Rebalancing	December 19, 2018	December 18, 2019

Monthly Returns (%, as of October 31, 2019)

Index	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2019	0.2%	0.5%	0.5%	3.5%	-6.2%	5.4%	0.3%	-3.8%	0.4%	2.5%			2.9%
2018	5.6%	-4.2%	-1.9%	0.6%	1.3%	0.0%	2.4%	2.1%	0.1%	-2.3%	0.2%	0.2%	3.9%
2017	2.1%	2.7%	1.3%	1.3%	2.1%	0.8%	2.7%	0.1%	2.1%	2.2%	1.9%	1.4%	22.5%
2016	0.0%	0.0%	1.4%	0.3%	1.0%	-0.4%	3.4%	0.1%	0.9%	-1.9%	2.0%	1.4%	8.5%
2015	-1.7%	3.7%	-1.2%	0.9%	0.4%	-2.1%	1.5%	-3.5%	0.7%	0.0%	0.0%	0.0%	-1.2%
2014	-3.9%	4.3%	0.2%	0.3%	2.1%	1.7%	-1.8%	2.4%	-1.2%	-3.1%	0.6%	-0.1%	1.1%
2013	4.1%	0.1%	2.5%	1.6%	0.9%	-1.5%	4.6%	-2.3%	3.4%	4.0%	2.1%	2.0%	23.5%

Benchmark	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2019	7.9%	2.7%	1.3%	3.4%	-5.9%	6.5%	0.3%	-2.4%	2.1%	2.7%			19.4%
2018	5.6%	-4.2%	-2.2%	1.0%	0.1%	-0.5%	3.0%	0.8%	0.4%	-7.5%	1.5%	-7.0%	-9.4%
2017	2.7%	2.8%	1.2%	1.6%	2.2%	0.5%	2.8%	0.4%	1.9%	2.1%	1.9%	1.6%	24.0%
2016	-6.0%	-0.7%	7.4%	1.5%	0.1%	-0.6%	4.3%	0.3%	0.6%	-1.7%	0.8%	2.2%	7.9%
2015	-1.6%	5.6%	-1.6%	2.9%	-0.1%	-2.4%	0.9%	-6.9%	-3.6%	7.9%	-0.8%	-1.8%	-2.4%
2014	-4.0%	4.8%	0.4%	1.0%	2.1%	1.9%	-1.2%	2.2%	-3.2%	0.7%	1.7%	-1.9%	4.2%
2013	4.6%	0.0%	1.8%	2.9%	-0.2%	-3.0%	4.8%	-2.1%	5.2%	4.0%	1.4%	1.7%	22.8%

Page 2 of 4

Capital Markets
October 31, 2019

Summary of Index Methodology:


RBC Global Tactical Equity Total Return Index
60% Domestic Allocation
40% International Allocation
50%
Rebalanced Annually
10%
Rebalanced Annually
25%
Rebalanced Annually
15%
Rebalanced Annually
RBC Large Cap US Tactical Equity Total Return Index
RBC Small Cap US Tactical Equity Total Return Index
RBC International Developed Tactical Equity Total Return Index
RBC Emerging Market Tactical Equity Total Return Index
Tactical Trigger – Determined 2 Trading Days Before Allocation
200-day Moving Average SPDR S&P 500 ETF Trust (SPY)
100-day Moving Average iShares Russell 2000 ETF (IWM)
100-day Moving Average iShares MSCI EAFE ETF (EFA)
100-day Moving Average iShares MSCI EM ETF (EEM)
Monthly Allocation – Is Tactical Trigger Bullish or Bearish?
Bullish Tactical Trigger
SPDR S&P 500 ETF Spot above the Tactical Trigger
Bullish Tactical Trigger
iShares Russell 2000 ETF Spot above the Tactical Trigger
Bullish Tactical Trigger
iShares MSCI EAFE ETF Spot above the Tactical Trigger
Bullish Tactical Trigger
iShares MSCI EM ETF Spot above the Tactical Trigger
E-mini S&P 500 Future + Fed Funds
E-mini Russell 2000 Future + Fed Funds
MSCI EAFE Future + Fed Funds
MSCI EM Future + Fed Funds
OR
OR
OR
OR
Fed Funds
Fed Funds
Fed Funds
Fed Funds
Bearish Tactical Trigger
SPDR S&P 500 ETF Spot below the Tactical Trigger
Bearish Tactical Trigger
iShares Russell 2000 ETF Spot below the Tactical Trigger
Bearish Tactical Trigger
iShares MSCI EAFE ETF Spot below the Tactical Trigger
Bearish Tactical Trigger
iShares MSCI EM ETF Spot below the Tactical Trigger

Page 3 of 4

This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department. This presentation should not be distributed to or shown to anyone other than the intended audience. This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into any transaction by any RBC entity. All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the date and time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade and statistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of such investments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of the type described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax, regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accounting implications in any applicable jurisdiction, and we are not advising you in respect of such matters. Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling tollfree at 1-877-688-2301. ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved. Important Information About the Historical Performance of the Index The Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back-tested information. The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, not all of the futures contracts and ETFs upon which the Index is based existed during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back-tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index. For the full Index methodology, please visit the following link: www.solactive.com